Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CELTRON INTERNATIONAL, INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes (“NRS”), the undersigned corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST: The name of the corporation is Celtron International, Inc.

SECOND: The Articles of Incorporation of the corporation were filed by the Secretary of State on the 7th day of April, 1998.

THIRD: The board of directors of the corporation at a meeting duly convened and held on the 18th day of April, 2006, adopted the following resolution to amend the original Articles as previously amended:

RESOLVED, that the Articles of Incorporation as previously amended be Amended and Restated to read in full as follows:

ARTICLE I

The name of the corporation is Satellite Security Corporation.

ARTICLE II

The place of the principal office of the corporation is 6779 Mesa Ridge Road, Suite 100, San Diego, California 92121.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Nevada, other than the banking business, the trust company business, or the practice of a professional permitted to be incorporated by law.

ARTICLE IV

(a) The Corporation is authorized to issue a total of Two Hundred Sixty Million (260,000,000) shares of capital stock. Two Hundred Fifty Million (250,000,000) shares shall be designated “Common Stock” with a par value of $0.001 per share and Ten Million (10,000,000) shares shall be designated “Preferred Stock” with a par value of $0.001 per share.

(b) The Preferred Stock may be divided into such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE V

Members of the governing board of this corporation shall be designated directors, and there shall be at least one (1) director of this corporation. The number of directors may be changed from time to time by amendment to the corporation’s bylaws.

ARTICLE VI

No paid up capital stock issued as fully paid up, after the amount of the subscription price has been paid in, is subject to assessment to pay the debts of the corporation.

ARTICLE VII

This corporation is to have perpetual existence.

ARTICLE VIII

There shall be no liability on the part of a director or officer of this corporation or its shareholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of NRS 78.300.

FOURTH: The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is Ninety Eight Million Fifty Six Thousand Five Hundred and Sixty Three (98,056,563). The above changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon. The number of shares voting for the amendment was Fifty One Million Seven Hundred and Fifty One Thousand One Hundred and Twenty Six (51,751,126) shares, equaling 53% of all shares entitled to vote.

[The remainder of this page has been intentionally left blank]

John L. Phillips hereby certifies that he is the CEO of the corporation and that he has been authorized to execute the foregoing certificate of incorporation. He further certifies that he has been authorized to execute the foregoing certificate by resolution of the board of directors, adopted at a meeting of the directors duly called and that such meeting was held on 18th day of April, 2006 and that the foregoing certificate sets forth the text of the Articles of Incorporation as amended to the date of the certificate.

Dated: May 23, 2006	CELTRON INTERNATIONAL, INC.

	By:	/s/ John L. Phillips
John L. Phillips, Chief Executive Officer

3